Exhibit 10.5

PRIVATE BANCORP, INC.

LDR TARP DEFERRED PAYMENT TRUST

THIS TRUST AGREEMENT (the “Agreement”) is made on this 17th day of June, 2011, by and between Private Bancorp, Inc, a Delaware corporation (“Company”), and GreatBanc Trust Company, an Illinois trust company (“Trustee”);

WHEREAS, the Company is a TARP Recipient subject to the TARP Standards for Compensation and Corporate Governance set forth at 31 CFR Part 30 (such standards, together with any regulatory guidance issued thereunder the “TARP Regulations”);

WHEREAS, the Company has determined that Larry D. Richman, Chief Executive Officer of the Company (“Executive”), was not one of the Company’s five most highly compensated employees (a “Top-5 MHCE”) (as determined under the TARP Regulations) during 2010 and is a Top-5 MHCE for 2011;

WHEREAS, under the TARP Regulations, the Executive was permitted to earn, and the Company has awarded to Executive, a cash bonus for 2010 in the amount of $588,750 (the “2010 Bonus”);

WHEREAS, the bonus is currently payable, however the Company is prohibited from paying the bonus to Executive until such time as payment of the 2010 Bonus to the Executive is not prohibited under the TARP Regulations;

WHEREAS, the Company wishes to establish a trust (the “Trust”), to provide a source of funds to meet the obligation to pay the 2010 Bonus (the “2010 Bonus Obligation”) when permitted, and to contribute, or cause its subsidiary, The PrivateBank and Trust Company (“Bank”) to contribute, to the Trust assets that shall be held therein, subject to the claims of the Company’s or Bank’s, as applicable, creditors in the event of the Company’s or Bank’s Insolvency, as herein defined, until paid to the Executive or his beneficiaries in such manner and at such time as specified herein; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the 2010 Bonus Obligation as an unfunded commitment for purposes of Title I of the Employee Retirement Income Security Act of 1974.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1

ESTABLISHMENT OF TRUST

(a) Initial Deposit. The Company and/or Bank shall make an initial deposit in trust with Trustee of United States currency (“Cash”) in the amount of $588,750, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) Irrevocability. The Trust hereby established shall be irrevocable.

(c) Grantor Trust. The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d) Trust Assets. The principal of the Trust and any income thereon shall be held separate and apart from other funds of the Company and/or Bank and shall be used exclusively for the uses and purposes of the Executive (and his beneficiaries) and general creditors as herein set forth. The Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the 2010 Bonus Obligation (the terms of which are attached hereto as Schedule A, the “2010 Bonus Obligation Schedule”) and this Trust Agreement shall be mere unsecured contractual rights of the Executive and his beneficiaries against the Company and/or Bank. Any assets held by the Trust which are attributable to the contributions of the Company will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency of the Company as defined in Section 3(c) herein, and those attributable to deposits by the Bank will be subject to the Bank’s general creditors under federal and state law in the event of Insolvency of the Bank, as defined in Section 3(c) herein. The principal of the Trust and any income thereon shall revert to the Company and/or Bank, as applicable, in the event the 2010 Bonus shall be subject to clawback (as provided in the 2010 Bonus Obligation Schedule) as certified in writing to the Trustee by the Company and upon which certification the Trustee may conclusively rely or as provided in Section 11 hereof.

(e) Additional Deposits. The Company may at any time, or from time to time, make, or cause the Bank to make, in its sole discretion additional deposits of Cash or other property to the Trust. The Trustee shall have no right to compel such additional deposits nor shall it be responsible for the amount of collection of any contributions or for determining whether such contributions are made in accordance with the 2010 Bonus Obligation and such responsibility shall be borne solely by the Company.

(f) Trustee Governing Document. The duties of the Trustee shall be governed solely by the terms of this Trust Agreement and Schedule A.

SECTION 2

PAYMENTS TO THE EXECUTIVE OR HIS BENEFICIARIES

(a) 2010 Bonus Obligation Schedule. The Company has developed a payment schedule in the form of the 2010 Bonus Obligation Schedule attached hereto as Schedule A which sets forth the amount, date and form of payment payable to the Executive (or his beneficiaries) under the 2010 Bonus Obligation. Prior to the date of payment thereof, the Company shall instruct the Trustee as to the date and amount of the payment and the Trustee shall make payment of such amount in accordance with the 2010 Bonus Obligation Schedule. Subject to the clawback provisions referred to in Section 1(d) hereof, the Trustee shall make such payments to the Executive (or his beneficiaries) in accordance with the 2010 Bonus Obligation Schedule, without further direction from the Company or any other person. The Company or its designee (which may be the Bank) shall have the sole responsibility for all tax withholding filings and reports, and the Company shall direct the Trustee and the Trustee shall prepare such filings and reports as directed by the Company. The Trustee shall withhold such amounts from distributions with respect to applicable federal, state and local tax law pursuant to a written schedule of withholding amounts that the Company shall provide to the Trustee. The Trustee shall deduct and withhold such amounts and transmit such amounts to the appropriate taxing authorities as directed by the Company. All amounts payable to the Executive shall be payable to his beneficiaries if he shall die before payment is made. The Executive’s beneficiary is set forth on Schedule B hereto. The Executive may change his beneficiaries at any time, and from time to time, by delivering a written designation of beneficiaries in the form set forth in Schedule B, which designation upon receipt by the Trustee shall replace and supersede any previous designation of beneficiaries by the Executive hereunder. In the case of the Executive’s death, the Company shall certify in writing to the Trustee that the Executive has died and that all remaining payments to be made under the 2010 Bonus Obligation Schedule are to be made to the Executive’s beneficiaries set forth on Schedule B.

(b) Benefit Entitlements. The Executive and his beneficiaries shall be entitled to the benefits when payable hereunder without delay or recourse, except as set forth in Section 3 and Section 8 of this Agreement.

(c) Benefit Payments. The Company, in its discretion, may make, or may cause the Bank to make, payment of the 2010 Bonus directly to the Executive (or his beneficiaries) when due under the terms of the 2010 Bonus Obligation (“Direct Payment”). Prior to the time that amounts are payable to the Executive (or his beneficiaries), the Company shall notify the Trustee of its decision to make Direct Payment. In addition, if the principal of the Trust, and any income thereon, is not sufficient to make payments of the 2010 Bonus in full, the Company shall make the balance of such payment. Trustee shall notify the Company where principal and income are not sufficient to make the 2010 Bonus payment then due under the Payment Schedule. Upon Direct Payment, the Trust will terminate and the assets will be disposed of in accordance with Section 11.

SECTION 3

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY

WHEN THE COMPANY IS INSOLVENT

(a) Claims of Creditors. At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company and/or the Bank, as applicable, under federal and state law, as set forth below.

(1) The Board of Directors and the Chief Executive Officer (the “CEO”) or, for so long as Executive is the CEO, the Chief Financial Officer (the “CFO”), of each of the Company and/or Bank, as applicable, shall have the duty to inform the Trustee in writing of the Company’s or Bank’s Insolvency. If a person claiming to be a creditor of the Company or Bank alleges in writing to the Trustee that the Company or Bank has become Insolvent, the Trustee shall determine whether the Company or Bank is Insolvent and, pending such determination, the Trustee shall withhold payment of the 2010 Bonus in accordance with Section 3(b).

(2) Unless the Trustee has actual knowledge of the Company’s or Bank’s Insolvency, or has received notice from the Company or Bank or a person claiming to be a creditor alleging that the Company or Bank is Insolvent, the Trustee shall have no duty to inquire whether the Company or Bank is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s or Bank’s solvency. In no event shall “actual knowledge” be deemed to include knowledge of the Company’s or Bank’s credit status held by banking officers or banking employees of The Trustee which has not been communicated to the administrative staff assigned to the Trust. The Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by the Trustee under this Section 3. In such event, the Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

(b) Cessation of Benefit Payments. If at any time the Board of Directors or the CEO or CFO of the Company or Bank notifies the Trustee or the Trustee has determined that the Company or Bank has become Insolvent, the Trustee shall withhold payment of the 2010 Bonus from the Trust to or on behalf of the Executive (or his beneficiaries). Further, the Trustee shall continue to hold the assets of the Trust in trust for the benefit of the Company’s or Bank’s general creditors until the Trustee receives a court order directing the disposition of such assets. Nothing in this Trust Agreement shall in any way diminish any rights of the Executive or his beneficiaries to pursue their rights as general creditors of the Company or Bank with respect to the 2010 Bonus or otherwise. The Trustee shall resume payment of 2010 Bonus to the Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company and/or Bank is not Insolvent (or is no longer Insolvent) or pursuant to an order from the U.S. Bankruptcy Court or other court of competent jurisdiction.

(c) Insolvency. The Company or Bank, as applicable, shall be considered “Insolvent” for purposes of this Trust Agreement if the Company or Bank, as applicable, is (i) unable to pay its debts as they become due, or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(d) Recommencement of Payments. Provided that there are sufficient assets, if Trustee withholds the payment of the 2010 Bonus from the Trust pursuant to Section 3(b) hereof and subsequently makes payment to the Executive (or his beneficiaries), the payment, to the extent not inconsistent with an order from the U.S. Bankruptcy Court or other court of competent jurisdiction, shall include the aggregate amount of the payment due to the Executive or his beneficiaries under the 2010 Bonus Obligation Schedule less the aggregate amount of any payments made to the Executive or his beneficiaries directly by the Company in lieu of the payment provided for hereunder during any such period of discontinuance.

SECTION 4

PAYMENTS TO THE COMPANY

Except as provided in Section 1(d) respecting any clawback amount, Section 3 or Section 11 hereof, the Company and Bank shall have no right or power to direct Trustee to return to the Company or Bank or to divert to others any of the Trust assets before full payment of the 2010 Bonus has been made to the Executive or his beneficiaries pursuant to the terms of the 2010 Bonus Obligation.

SECTION 5

INVESTMENT AUTHORITY

(a) Investment Authority. Trustee shall have no responsibility for the investment and management of the assets of the Trust which shall be at the direction of the Company, except as hereinafter provided. The Trustee shall act only upon receipt of written direction from the Company and shall have no liability to review or question any such directions. Trustee shall not be liable for the acts or omissions of the Company or have any obligation to invest or otherwise manage any asset of the Trust. The Company shall not issue any direction to the Trustee that is in violation of the terms of the 2010 Bonus Obligation or this Agreement. The Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote other than as directed by the Company, any assets of the Trust except that if the Trustee shall not have received contrary instructions from the Company, the Trustee shall invest for short term purposes any cash consisting of U.S. currency in a “money market” instrument or interest-bearing deposit account offered by Trustee or an affiliate of the Trustee for investment. The Company may engage any affiliate of the Trustee as the Company’s agent to provide broker, transition or liquidation services in connection with the assets of the Trust or for any other reason, pursuant to a separate written agreement between the Company and the Trustee’s affiliates.

(b) Investment in Company Stock. In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company (“Company Stock”). Notwithstanding the foregoing the Trustee shall hold any shares of Company Stock deposited by the Company with the Trustee pursuant to Section 5(c) of this Agreement and any dividends paid in Company Stock thereon (or shares issued by the Company or a successor of the Company in exchange for Company Stock pursuant to a merger, consolidation, recapitalization or other similar transaction) without any duty to review or question such holding of Company Stock. Notwithstanding anything in this Trust to the contrary, all rights associated with assets of the Trust (including, at the direction of the Company, the rights to vote, tender or exchange Company Stock held in the Trust) shall be exercised by Trustee and shall in no event be exercisable by or rest with the Executive.

(c) Substitution of Assets. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets (which may include shares of Company stock) of equal fair market value for any asset held by the Trust.

(d) Disposition of Income. During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 6

ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee (which records shall separately identify and account for assets deposited by the Company and/or Bank, respectively) and all records necessary to carry out its responsibilities described in Section 3(b). Within 30 days following the close of each calendar year and within 30 days after the resignation of Trustee, Trustee shall deliver to the Company, Bank and the Executive a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such resignation, as the case may be. Upon the expiration of 180 days from the date of filing such annual or other statement, the Trustee shall be released and discharged from any liability or accountability to anyone as respects the propriety of its acts or transactions shown in such account, except with respect to any acts or transactions as to which the Company and/or Bank, within such 180 day period, shall file with the Trustee its written disapproval. In the event such a disapproval is filed, and unless the matter is compromised by agreement between the Trustee and the Company and/or Bank, the Trustee shall file its statement covering the period from the date of the last annual statement to which no objection was made in any court of competent jurisdiction for audit or adjudication. The Trustee may conclusively rely on determinations of the Company and/or Bank of valuations for assets of the Trust for which the Trustee deems there to be no readily determinable fair market value.

SECTION 7

RESPONSIBILITY OF TRUSTEE

(a) Standard of Care. Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or its designees which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by such party. In the event of a dispute between the Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) Indemnification. The Company and Bank shall indemnify the Trustee from and against any and all claims, demands, losses, damages, expenses (including, by way of illustration and not limitation, reasonable attorneys’ fees and other legal and litigation costs), judgments and liabilities (collectively “Losses”) arising from, out of, or in connection with (1) its provision of services under this Trust Agreement or its status as Trustee hereunder, except to the extent such Losses have arisen directly from the Trustee’s negligence in the performance of its specifically allocated duties under the terms of this Agreement or its willful misconduct, or (2) the Trust’s failure to qualify as a grantor trust, or (3) the 2010 Bonus Obligation’s failure to qualify as an unfunded arrangement exempt from all or Parts 2, 3, and 4 of Title 1 of the Employee Retirement Income Security Act. The Trustee shall indemnify the Company and the Trust from and against any and all claims, demands, losses, damages, expenses (including, by way of illustration and not limitation, reasonable attorneys’ fees and other legal and litigation costs), judgments and liabilities that have arisen directly from the Trustee’s negligence in the performance of its specifically allocated duties under the terms of this Agreement or its willful misconduct.

(c) Legal Counsel. Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(d) Agents. Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee Powers. Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(f) No Business Objective. Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g) Force Majeure. The Trustee shall not be liable for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond the Trustee’s reasonable control, including but not limited to delays, errors or interruptions caused by the Company or third parties; any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.

SECTION 8

COMPENSATION AND EXPENSES OF TRUSTEE

(a) Taxes and Expenses. Trustee shall pay out of the Trust Fund all real and personal property taxes, income taxes and other taxes of any and all kinds levied or assessed under existing or future laws against the Trust Fund and shall reimburse the Company and/or Bank for any such taxes levied or assessed against either of them with respect to Trust assets. Brokerage fees, commissions, stock transfer taxes and other charges and expenses attributable to any investment fund shall be charged to such investment fund.

(b) Compensation. The Company and/or Bank shall pay all administrative and Trustee’s fees and expenses. Such compensation and expenses if not paid by the Company within 60 days of having received the Trustee’s invoice for such fees and expenses shall be withdrawn by Trustee out of the Trust Fund.

SECTION 9

RESIGNATION AND REMOVAL OF TRUSTEE

(a) Resignation. Trustee may resign at any time by written notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and Trustee agree otherwise.

(b) Transfer of Assets. Upon resignation of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of notice of resignation, unless the Company extends the time limit. The Company’s consent to extension of the time limit shall not be unreasonably withheld.

(c) Successor. If Trustee resigns, a successor shall be appointed, in accordance with Section 10 hereof, by the effective date of resignation under paragraph (a) of this Section 9. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 10

APPOINTMENT OF SUCCESSOR

(a) Appointment. If Trustee resigns in accordance with Section 9(a) hereof, the Company shall designate a bank trust department or other financial institution that may be granted corporate trustee powers under state law as a successor to replace the Trustee upon resignation. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b) Limited Liability. The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 11

AMENDMENT OR TERMINATION

(a) Amendment. This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the 2010 Bonus Obligation Schedule or shall make the Trust revocable.

(b) Termination Without Consent. The Trust shall not terminate until the date on which there are no longer any assets held in the Trust, or the Company has made Direct Payment of the 2010 Bonus or the Executive is no longer entitled to 2010 Bonus pursuant to the terms of the 2010 Bonus Obligation. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company and/or Bank, as applicable.

(c) Termination With Consent. Upon prior written approval of the Executive or his beneficiaries, the Company may terminate this Trust prior to the time all benefit payments under the 2010 Bonus Obligation have been made. Such approval shall be obtained and certified to by the Company, and the Trustee shall have no responsibility therefor. All assets in the Trust at termination shall be returned to the Company and/or Bank, as applicable.

SECTION 12

MISCELLANEOUS

(a) Survival. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) No Assignment. Benefits payable to the Executive and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) Applicable Law. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(d) Headings. The headings are solely for convenience and shall not be relied upon in construing any provisions hereof.

(e) Counterparts. This Trust Agreement may be executed in counterparts, and each counterpart shall be appended hereto.

(f) Manner of Direction. The Company shall certify to the Trustee in writing the names of the senior executives acting from time to time on behalf of the Company hereunder, upon which schedule of names that Trustee may rely exclusively to administer this Trust. Any action required or permitted to be taken by the Company shall be by direction of one or more such designated senior executives of the Company authorized to take such action hereunder or such other designee as shall be designated in accordance with this Section 12(f). The Trustee shall have no responsibility for any action taken by it in accordance with any direction it reasonably believes to have been given as provided above. Direction of the Company may be given to the Trustee by telephone, letter, telex, fax SWIFT, other electronic or electromechanical means or by other methods as the parties may agree from time to time. Notwithstanding anything herein to the contrary, the Company may delegate any of its responsibilities hereunder to a representative by giving to the Trustee in writing a letter which identifies the representative and sets forth the list of its responsibilities under this Agreement that it has authorized the representative to carry out.

(g) Expense Paying Agent. In making payments to service providers pursuant to authorized directions, the Company acknowledges that the Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

(h) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

SECTION 13

EFFECTIVE DATE

The effective date of this Trust Agreement shall be the date of this Agreement first set forth above.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement as of the date first above written.

THE COMPANY:

PrivateBancorp, Inc.

By:

Title:	Chief Financial Officer

TRUSTEE:

GreatBanc Trust Company

By:

Title:	Vice President

SCHEDULE A

TO THE LDR TARP DEFERRED PAYMENT TRUST

2010 Bonus Obligation Schedule

Payment and other Terms and Conditions Applicable to 2010 Bonus

Purpose:

This 2010 Bonus Obligation Schedule is intended to set forth the terms and conditions applicable to the payment of the 2010 Bonus Obligation of the Company and/or Bank to the Executive.

To the extent not defined herein, capitalized terms shall have the meaning ascribed to them in the Private Bancorp, Inc. LDR TARP Deferred Payment Trust to which this Schedule is attached as Schedule A.

2010 Bonus Obligation:	The amount of the 2010 Bonus Obligation is $588,750. The amount of the 2010 Bonus Obligation paid from the Trust or by Direct Payment shall not be increased by any income or earnings on assets held in the Trust or otherwise. The 2010 Bonus Obligation is subject to reduction for clawback as described below.

TARP Regulations:

Payment of the 2010 Bonus Obligation to Executive is subject to compliance in all respects with the TARP Regulations. Accordingly:

1) The 2010 Bonus Obligation shall not be payable prior to the time when such payment is not prohibited under the TARP Regulations. Accordingly, payment cannot be made prior to the first occur of:

a) the Executive ceases to be a Top-5 MHCE; or

b) the termination of the Company’s TARP Period (as defined in the TARP Regulations).

Effect of Executive Ceasing to be a Top-5 MHCE:	In accordance with the TARP Regulations, the Company determines those individuals who are its Top-5 MHCEs as of January 1 of each calendar year during the TARP Period. The individuals identified as the Top-5 MHCEs as of a January 1 retain that status through the entire calendar year (unless the Company’s TARP Period terminates during the calendar year), such that a Top-5 MHCE will either cease to be a Top-5 MHCE or continue as a Top-5 MHCE as of January 1 of each calendar year thereafter during the TARP Period.

Executive is a Top-5 MHCE for 2011. In the event the Company determines that the Executive has ceased to be a Top-5 MHCE as of January 1, 2012, or as of any subsequent January 1, the Company shall certify the fact that the Executive is no longer a Top-5 MHCE no later than 45 days after such January 1. The 2010 Bonus shall be paid to the Executive (or his beneficiaries) by the Trustee within 30 days of the date of such certification.

Effect of End of the TARP Period:	In the event the Company’s TARP Period (as defined in the TARP Regulations) terminates, the Company shall certify such termination to the Trustee within 30 days after the date of termination and the 2010 Bonus shall be paid to the Executive (or his beneficiaries) by the Trustee within 30 days of the date of receipt of such certification; provided, however, that if such termination date occurs during the final 60 days of a calendar year, then payment shall be made during the first 31 days of the following calendar year.

Clawback:	The 2010 Bonus and the 2010 Bonus Obligation are subject to reduction (but not below $0) to the extent required under the recovery or “clawback” provisions of the TARP Regulations, Section 302 of Sarbanes-Oxley, or any other applicable law, rule or regulations, including the Dodd-Frank legislation and any rules or regulations issued thereunder.

To the extent the Company determines that circumstances exist which make such recovery or clawback provisions applicable to the 2010 Bonus and 2010 Bonus Obligation, the Company shall certify such circumstances and the amount of such recovery or clawback to the Trustee, whereupon the Trustee shall return assets of the Trust in accordance with Section 1(d) thereof.

Direct Payment; Tax Withholding	At the time the Company provides certifications to the Trustee with respect to the timing of the payment of the 2010 Bonus, the Company shall also advise the Trustee if the Company has or intends to make a Direct Payment and how the Trustee or Company will accomplish the necessary tax withholding.

A-2

SCHEDULE B

Designation of the Executive’s Beneficiaries

Primary Beneficiaries

If the Executive shall die prior to receipt of all amounts payable to him under the Trust, all Trust benefits shall be paid to the following beneficiaries:

[Insert names of beneficiaries and percentages allocable to each such beneficiary and relationship]

Name	Percentage/Fraction of 2010 Bonus	Relationship to the Executive

Secondary Beneficiaries

If no primary beneficiary, above, survives the Executive by fifteen (15) days or, if such primary beneficiary is a trust such trust is not then in existence, the following beneficiaries shall be entitled to the Executive’s benefits under the Trust:

[Insert names of beneficiaries and percentages allocable to each such beneficiary and relationship]

Name	Percentage/Fraction of 2010 Bonus	Relationship to the Executive

B-1